SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    Form 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                         Date of Report: April 17, 2001



                                   AT&T CORP.


A New York                      Commission File                  I.R.S. Employer
Corporation                        No. 1-1105                     No. 13-4924710




            32 Avenue of the Americas, New York, New York 10013-2412


                         Telephone Number (212) 387-5400

Form 8-K
AT&T Corp.
April 17, 2001


Item 5.  Other Events.


     On April 17, 2001, At Home Corporation (Excite@Home) issued a press release announcing that, due to recent acceleration in the weakness of the market for online advertising and marketing services, it expects to report significantly lower revenues, greater operating losses and more rapid use of cash than previously forecasted for the balance of 2001. As a result, an impairment charge associated with their media business will be recorded in the first quarter results  of  Excite@Home.  Since  AT&T  Corp.  owns  approximately  23%  of  the outstanding shares of capital stock of Excite@Home, AT&T will record an impairment charge in its first quarter results, in the range of $740 million to $780 million, which will have a net income impact, after minority elimination, in the range of $280 million to $320 million. After giving effect to the charge, AT&T's carrying value of Excite@Home will be in the range of approximately $450 million to $490 million.

     In light of the weaker financial outlook, Excite@Home announced it is taking several immediate measures to conserve cash and raise additional funds. These measures include adopting a revised operating plan with lower expenses and the execution of a non-binding Letter of Agreement with AT&T under which AT&T may provide Excite@Home with $75 million to $85 million in connection with the restructuring of the backbone fiber agreement between the companies and with a joint initiative to maintain and improve current network performance levels. In addition, Excite@Home said it may negotiate additional debt and/or equity financing from third parties, and continue efforts to focus its resources around its broadband franchise through the potential sale or restructuring of its media operations not directly supporting the broadband strategy. If Excite@Home does not achieve its targeted expense reductions or other stated initiatives and raise at least $75 million to $80 million by June 30, 2001, there would be a material adverse impact on their operations and liquidity.

Form 8-K
AT&T Corp.
April 17, 2001


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  AT&T CORP.


                                  /s/      Marilyn J. Wasser
                                  -----------------------------------
                                  By:      Marilyn J. Wasser
                                           Vice President and Secretary

April 19, 2001